UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 26, 2013

AMBIENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23723	98-0166007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 WELLS AVENUE, SUITE 11, NEWTON, MASSACHUSETTS, 02459
(Address of principal executive offices, including Zip Code)

617- 332-0004
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2013, Ramdas Rao, the Chief Technology Officer and Senior Vice President of Ambient Corporation (the “Company”) resigned from all positions with the Company.  Mr. Rao’s resignation is to become effective on July 1, 2013.

In connection with Mr. Rao’s resignation from the Company, on June 26, 2013 the Company and Mr. Rao entered into a Separation Agreement and Full Release of Claims (the “Separation Agreement”) that provides for (i) a severance payment equivalent to 6 months base salary, payable in accordance with the Company’s regular payroll practice,  and (ii) continued vesting through December 31, 2013 of stock options previously granted  under Company plans, provided, that, if there is a change in control by December 31, 2013, then all unvested options are to vest as provided in the plans. All of Mr. Rao’s vested stock options will, unless exercised, expire on June 30, 2014. In consideration of the payments and benefits provided to him under the Separation Agreement, Mr.Rao has agreed to make himself available through December 31, 2013 for up to twenty (20) hours per month, as needed or requested by management, to remain a resource for existing managers and employees and to undertake certain other specified tasks.

The Separation Agreement will not become effective or enforceable until expiration of a seven-day revocation period from the date Mr. Rao signed the agreement. If revoked by Mr. Rao, he will not be entitled to the severance benefits described above. Pursuant to the Separation Agreement, each of Mr. Rao and the Company provided to the other a general release from all claims that either party may have against the other. Mr. Rao will also remain subject to certain confidentiality provisions.

Following Mr. Rao’s resignation, on June 26, 2013, Mr. David Masters was appointed Chief Technology Officer at the Company following a 30 year career at Duke Energy.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

99.1 Press Release of Ambient Corporation dated June 26, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBIENT CORPORATION

Dated: June 28, 2013	By:	/s/ John J. Joyce
John J. Joyce
Chief Executive Officer

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